HEADLINE: Veterinary Centers of America Inc. Acquires Partner's Minority Stake in Vet Research Labs

DATELINE: SANTA MONICA, Calif.

BODY: January 6, 1997--Veterinary Centers of America Inc. (NMS:VCAI) today announced that it has exercised its option to purchase its partner's remaining interest in Vet Research Labs, a joint venture which operates veterinary laboratories located in New York, Florida and Georgia. The option was granted to VCA in March 1995 in connection with VCA's acquisition of a controlling interest in Vet Research Labs. VCA has managed the joint venture since that time. Rob and Bruce Schneider, the former owners of Vet Research Labs, will continue to serve in the capacities of Vice President and President, respectively, of Vet Research Labs under employment agreements entered into in connection with VCA's acquisition of its original interest in the venture.

     Bob Antin, Chairman of the Board, Chief Executive Officer and President of VCA, said, "Since we acquired our joint venture interest in Vet Research in March 1995, Vet Research has contributed significantly to our laboratory operations as well as to our overall growth strategy. As a result of this acquisition, our results of operations will reflect 100% of the profits of Vet Research from the date of acquisition on January 2, 1997. Through our continuing relationship with Rob and Bruce Schneider, we will continue to provide the high quality of service to our customers for which Vet Research Labs is known."

     VCA owns and operates a nationwide network of veterinary hospitals and veterinary laboratories. The company currently provides goods and services to approximately 9,000 animal hospitals nationwide. In addition, VCA is a partner of Vets Choice, a joint venture with Heinz Pet Products, an affiliate of H.J. Heinz Co. (NYSE:HNZ), which markets and distributes a complete line of specialty pet foods.

CONTACT:  Veterinary Centers of America Inc.
          Bob Antin or Tom Fuller, 310/392-9599